Filed pursuant to Rule 424(b)(5)
Registration No. 333-156332

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	2,000,000	$13.11	(1)	$26,220,000	(1)	$1,031

(1)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (r) under the Securities Act, at the rate of $39.30 per million, based upon $13.11 per share, which is the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Stock Market on February 27, 2009.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 19, 2008)

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,000,000 Shares
Common Stock, Par Value $0.01 Per Share

This prospectus relates to shares of common stock that we may offer and sell from time to time according to the terms of the MB Financial, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  Participants should retain this prospectus for future reference.

The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting cash dividends paid on our common stock and by making additional optional cash purchases. In addition, new investors may make their initial investment in our common stock under the Plan. The minimum purchase for both initial and subsequent optional cash purchases is $50. The maximum limit for both initial and optional cash purchases is $10,000 per month, unless we grant a waiver of this amount. This prospectus describes and constitutes the Plan.

Shares of common stock will be (i) purchased on the open market or (ii) purchased directly from us from authorized but unissued shares or from treasury shares.

We have appointed The Bank of New York Mellon (the “Plan Administrator”) to serve as the administrator of the Plan, with certain administrative support provided by its affiliate, BNY Mellon Shareowner Services. You may enroll in the Plan through the Plan Administrator’s website (www.bnymellon.com/shareowner) by clicking on Investor Service Direct ®, or by calling 1-866-241-9990 toll free and responding to the appropriate prompts. You may also enroll in the Plan by completing an enrollment form and returning it to the Plan Administrator.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” beginning on page S-3 of this prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MBFI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits, or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this prospectus supplement is March 4, 2009

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ABOUT THIS DOCUMENT

This document is in two parts. The first part is this prospectus supplement, which describes the Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

For purposes of this prospectus supplement and the accompanying prospectus, unless the context indicates otherwise, all references to the “Company,” “MB Financial,” “we,” “us” or “our” refer to MB Financial, Inc. including, as appropriate, its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and before the date that the offering of securities by means of this prospectus supplement is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 000-24566-01);

•	our Current Reports on Form 8-K filed on January 14, 2009 and March 2, 2009 (File No. 000-24566-01); and

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the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

MB Financial, Inc.

6111 N. River Road

Rosemont, Illinois 60018

(847) 653-1992

Attention: Doria L. Koros, Vice President and Secretary

FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement, the accompanying prospectus or any document incorporated herein by reference, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following (1) expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans we originate and loans we acquire from other financial institutions; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the financial services industry; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” section of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors that you should consider in connection with an investment in shares of our common stock.

MB FINANCIAL, INC.

MB Financial, Inc., a Maryland corporation, is a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Our primary market is the Chicago metropolitan area, in which we operate 75 banking offices through our bank subsidiary, MB Financial Bank, N.A.  MB Financial Bank also has one banking office in the city of Philadelphia, Pennsylvania.  Through MB Financial Bank, we offer a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that we serve.  Our primary lines of business consist of commercial banking, retail banking and wealth management.  As of December 31, 2008, we had total assets of $8.8 billion, deposits of $6.5 billion, stockholders’ equity of $1.1 billion, an asset management and trust department with approximately $3.3 billion in assets under management, including approximately $702.1 million that represents our own investment accounts under management, and a broker-dealer subsidiary, Vision Investment Services, Inc., with $479.2 million in assets under administration.

USE OF PROCEEDS

To the extent that shares of common stock used to fund the Plan are purchased on the open market, there will be no proceeds to us from the purchase of those shares. The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds.

DESCRIPTION OF OUR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers explain and constitute the Plan.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide both our existing stockholders and new investors with a simple, convenient, and economical means of purchasing shares of our common stock, including through new cash payments and the reinvestment of dividends on shares held in your Plan account. The Plan also provides us with an economical and flexible mechanism to raise equity capital through sales of our common stock.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for conducting arbitrage operations and/or exceeding the optional monthly cash investment limit. We accordingly reserve the right to modify, suspend or terminate participation by a stockholder who is using the Plan for purposes inconsistent with its intended purpose.

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ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of participation in the Plan?

•	You do not need to be a current stockholder, nor do you need to have a broker, to buy our common stock through the Plan.

•	You can start investing with a relatively small amount of money, or with a single larger investment—whichever you prefer.

•	You may send a check to the Plan Administrator or arrange for funds to be deducted from your savings or checking account.

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Dividends and optional cash purchases can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to your account. Dividends on fractional shares may also be reinvested in additional shares.

•	There are no trading fees or brokerage commissions when dividends are reinvested through the Plan. The entire amount of your dividend is reinvested to purchase our common stock.

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If you are already a stockholder, you can consolidate all your holdings of our common stock into a single account. You can deposit your stock certificates into your Plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your Plan account.

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The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Plan Administrator at any time. Or, if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan, at no cost to you, and sell them through a broker of your choice.

3.	What are the disadvantages of participation in the Plan?

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Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Plan Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

•	We will not pay interest on funds we hold pending investment.

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Sales of shares for participants are irrevocable and will be made at market prices at the time of sale. You will not be able to control the timing of such sales or to place “limit orders” specifying the prices at which you are willing to sell your shares.

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To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Plan Administrator and have the certificate delivered to you, or ask the Plan Administrator to transfer shares held for you in the Plan directly to your broker. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

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Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

ADMINISTRATION

4.	Who administers the Plan for participants?

The Plan is administered by The Bank of New York Mellon, an entity independent of, and not affiliated with, MB Financial. The Plan Administrator, along with its affiliate, BNY Mellon Shareowner Services, maintains records, prepares, and sends account statements to participants, and performs other duties related to the Plan.

PARTICIPATION

5.	Who is eligible to participate in the Plan?

Any person or legal entity is eligible to participate in the Plan. You do not have to be a current stockholder, nor do you have to reside or be located in the U.S. or be a U.S. citizen. However, you must become a stockholder of record in order to participate in the dividend reinvestment component of the Plan. In all cases, optional cash purchases of shares through the plan must be made in U.S. currency drawn on a U.S. bank. In addition, before investing in our common stock, each participant who resides or is located outside the U.S. is responsible for reviewing the laws of his or her country of residence or other applicable laws to determine if there are any restrictions on his or her ability to invest through the Plan.

6.	How can I participate in the Plan?

Eligible stockholders as well as new investors can enroll either by going to the Plan Administrator’s web site, using their automated voice response system, or requesting and returning an enrollment form by mail. Please refer to Question 32 for the Plan Administrator’s web site, phone numbers, and addresses.

DIVIDEND REINVESTMENT

7.	How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part, or none of the dividends paid on your MB Financial common stock, and your preference should be indicated on the enrollment form. If you complete and return an enrollment form without selecting one of these three options, all of your dividends will be automatically reinvested in shares of MB Financial.

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Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of MB Financial common stock.

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Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of MB Financial common stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

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No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete the appropriate section on the enrollment form. You may request an enrollment form by calling the Plan Administrator at 1-866-241-9990, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.bnymellon.com/shareowner.

8.	When will the reinvestment of my dividends begin?

Typically, we pay a quarterly cash dividend near the end of February, May, August and November to stockholders of record as of the applicable record date, which is usually about two weeks prior to the dividend payment date. The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your enrollment is received by the record date for that dividend. If your enrollment is received between a record date and a payable date, the reinvestment of your dividends will commence with the dividend payment in the following quarter.

The payment of dividends on our common stock is at the discretion of our board of directors. There is no guarantee that we will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, our financial condition, applicable government regulations and other factors deemed relevant by our board.  In addition, we are currently subject to restrictions on our ability to pay cash dividends on our common stock as a result of our issuance of preferred stock to the United States Department of the Treasury (the “U.S. Treasury”) pursuant to the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The securities purchase agreement between us and the U.S. Treasury provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the preferred stock we issued to the U.S. Treasury have been redeemed by us or transferred by the U.S. Treasury to third parties, we may not increase the quarterly cash dividend on our common stock above $0.18 per share without the consent of the U.S. Treasury (we currently pay a quarterly cash dividend of $0.12 per share).  In addition, under the terms of the preferred stock we issued to the U.S. Treasury, we may not pay dividends on our common stock if we are not current in our dividend payments on the preferred stock.

9.	Can I deposit stock certificates for safekeeping with the Plan Administrator?

You may deposit any or all of your MB Financial stock certificates with the Plan Administrator for safekeeping. This added feature relieves you of the worry associated with the possibility of loss, theft, or destruction of the certificates. This service is provided to Plan participants without charge.

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INITIAL AND OPTIONAL CASH PURCHASES

10.	When and how can I make initial or optional cash purchases?

New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their enrollment form, or by authorizing an automatic debit from a designated bank account when enrolling online at the Plan Administrator’s website. In both cases, the minimum initial cash purchase amount is $50.

As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted per transaction is $50, and you may make purchases up to a maximum of $10,000 per month unless we grant you a waiver of this amount. The purchase, less the appropriate service fee as set forth in the schedule in Question 12, will be applied toward the purchase of shares for your account as promptly as practicable, usually within five (5) business days upon receipt of funds by the Plan Administrator.

Your cash purchases may be commingled by the Plan Administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits from your bank account.  In addition, if you are an employee of MB Financial or any of its subsidiaries, you may make initial or optional cash purchases under the Plan through payroll deduction of after-tax dollars.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

FEES

12.	What fees may I incur by participating in the Plan?

The costs and fees associated with the Plan, including enrollment costs, administrative service fees and/or trading fees, are set forth below:

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Initial Investment Fee	$15.00 (one-time charge, per account, for first- time (new) investors only)
Optional Cash Investments By Check	$5.00 per investment plus $0.06 per share purchased (if market) (Includes trading fees and commissions)
By EFT debit	$2.00 per investment plus $0.06 per share purchased (if market) (Includes trading fees and commissions)
By payroll deduction (MB Financial employees only)	$1.60 per transaction plus $0.06 per share purchased (if market) (Includes trading fees and commissions)
Reinvestment of Dividends Transaction Fee	5% of the dividend payment up to a maximum of $3.00 $0.06 per share purchased (if market) (Includes trading fees and commissions)
Sale of Shares Transaction Fee	$15.00 per transaction plus $0.12 per share sold (Includes trading fees and commissions)
Deposit of Certificates	No Charge
Certificate Withdrawal	No Charge
Book-to-Book Transfers	No Charge
Return of Investment Check or EFT	$35.00

The fees are subject to change at any time. This is considered part of the “Terms and Conditions” of the Plan.

PURCHASE OF SHARES

13.	What is the source of the common stock that may be purchased through the Plan?

At our discretion, share purchases will be made on the open market or directly from MB Financial. Shares purchased from MB Financial may come from our authorized but unissued shares or from our treasury shares. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Plan Administrator determines. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Plan Administrator.

14.	How will shares be purchased under the Plan?

•	Upon receipt of your funds, the Plan Administrator will invest initial and additional cash purchases as promptly as practicable, normally within five (5) business days.

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Shares will be posted to your account in whole and fractional shares, computed to four decimal places. A confirmation of your transaction will be sent by e-mail or via a paper statement to the Internet or postal address you give us when you enroll in the Plan.

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In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within thirty-five (35) calendar days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

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For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or on the next succeeding business day if the 25th falls on a weekend or holiday.  The funds will be credited to your Plan account and normally invested within five (5) business days after receipt by the Plan Administrator.

•	The Plan Administrator will use your cash to purchase as many full and fractional shares as possible.

15.	How will the price for my shares be determined?

For shares purchased on the open market, the purchase price will be the average price that the Plan Administrator pays to obtain shares for all participants who acquire shares through the Plan on the same day. For shares purchased directly from MB Financial, the purchase price will be 100% of the volume-weighted average price of our common stock, as reported on the NASDAQ Stock Market, on the investment date, less any discount that we may decide to offer.

16.	Will shares be offered to Plan participants at a discount?

We will establish a waiver discount only for shares that are purchased directly from us pursuant to a waiver request. For each pricing period, we may establish a discount from the market price applicable to optional cash purchases and initial investments made pursuant to a request for waiver (please see Question 17). This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds, and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases and initial investments in excess of $10,000. The waiver discount, if any, will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $10,000.

17.	May I invest more than the Plan maximum of $10,000 per account per month?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

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Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NASDAQ Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted). Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NASDAQ Stock Market only (or such other exchange or quotation system on which our common stock is then listed or quoted), obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•
We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•
If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NASDAQ Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

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We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

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We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

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Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com.

SALE OF PLAN SHARES

18.	How can I sell the shares of common stock that are held in my Plan account?

You may request that the Plan Administrator sell some or all of the shares held in your Plan account. The Plan Administrator will aggregate all shares for which requests to sell were received and will sell the whole shares on the open market through a registered broker-dealer selected at its sole discretion. In such event, you will receive proceeds based on the average sale price of all shares sold, less a transaction fee of $15.00, plus a trading fee of $0.12 per share. The Plan Administrator will deduct these amounts from the cash proceeds paid to you. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. If you opt to sell all of the shares held for you in the Plan, your participation in the Plan will be automatically terminated.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Plan Administrator either (a) electronically transfer your shares to your stockbroker, or (b) issue the shares in certificate form for delivery to your stockbroker before settlement of the sale.

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The Plan Administrator may determine the price for the fractional shares either by (a) selling shares on the open market through a registered broker-dealer, or (b) using the current price of our common stock on the NASDAQ Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted), or as quoted by a registered broker-dealer on the date of the request.

19.	If I request the sale of the shares held in my Plan account, when will they be sold?

If you request the sale of shares that are held for you in the Plan, the Plan Administrator will use its best efforts to sell your shares on the open market within five (5) business days after receipt of your sale instructions, or as soon as otherwise practicable. A check in payment of the net proceeds will be mailed to you as soon as practicable after the sale has taken place.

There can be no assurances with respect to the Plan Administrator’s ability to sell your shares and no assurances as to the prices or timing of such sales, or the terms under which such sales may be transacted. Neither we nor the Plan Administrator has any obligation under the Plan, and assume no responsibility, to purchase whole shares credited to your Plan account if such shares cannot be sold by the Plan Administrator.

DIVIDENDS

20.	How will I be credited with the dividends paid on the shares I have enrolled in the Plan and/or that are being held in my Plan account?

The Plan Administrator will receive the cash dividends (less the amount of any taxes withheld) paid by us on all whole and fractional shares that are enrolled and/or held in the Plan at the dividend record date, and will credit such dividends to your Plan account on the payable date. The dividends received by the Plan Administrator will automatically be reinvested in shares of our common stock.

21.	What if I decide that I would like to receive in cash some of the dividends paid on the shares enrolled or held in the Plan, rather than having them reinvested?

The Plan permits the partial reinvestment of dividends. Please see Question 7.

REPORTS TO PARTICIPANTS

22.	What reports will I receive as a participant in the Plan?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan and you should retain it for income tax purposes. As a stockholder, you also will receive various communications, including our annual report to stockholders, notices of stockholder meetings, proxy statements, and information for income tax reporting.

ISSUANCE AND DEPOSIT OF STOCK CERTIFICATES

23.	Will certificates be issued to me for shares of common stock purchased through the Plan?

Certificates for shares of common stock that are purchased through the Plan will not be issued to you, unless you request that the Plan Administrator do so. All shares will be issued to the Plan Administrator or its nominee(s) as agent, and credited to your Plan account in book entry form. The number of shares credited to your Plan account will appear on your account statements. This convenient process protects against loss, theft, or destruction of stock certificates, and reduces our costs.

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Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your account, you must request that certificates for those shares be issued to you in your name.

Upon receipt of your request, the Plan Administrator will issue you a certificate for any number of whole shares credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

The name on your Plan account will be identical to the name that appears on the certificate(s) underlying the shares you have enrolled in the Plan and/or that are held for you in the Plan in book entry form. Certificates for whole shares issued to you from the Plan will be registered in the same manner.

24.	How can I arrange for my stock certificate(s) to be held in safekeeping by the Plan Administrator?

If you wish to submit your stock certificate(s) to the Plan Administrator for safekeeping, you should mail them (unendorsed) by registered mail, with a note requesting that they be credited to your Plan account.

If the current market value of the shares represented by the certificate(s) you are mailing to the Plan Administrator exceeds $3,000, you should insure the certificate(s) for 1% of the current market value, as this is the amount you will be charged for surety protection should your certificate(s) be lost in the mail.

TERMINATION OF PLAN PARTICIPATION

25.	How do I terminate my participation in the Plan?

Participation in the Plan is entirely voluntary. You may terminate your participation at any time by providing notice and instructions to the Plan Administrator. Upon receipt, the Plan Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book form on your behalf; (b) issue a certificate for the whole shares credited to your Plan account and issue a cash payment for any cash in lieu of a fractional share; or (c) sell the whole shares credited to your Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less associated trading fees of $0.12 per share and the $15.00 transaction fee.

TAX INFORMATION

26.	What are the federal income tax consequences of participation in the Plan?

Certain federal income tax considerations of participation in the Plan are briefly summarized below. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service, or the Service, and court decisions, all as of the date of this prospectus supplement. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

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The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested. You are urged to consult your personal tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

Tax Consequences of Dividend Reinvestment.  In the case of shares of common stock purchased by the Plan Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends. This amount includes the discount, if any, on reinvestment provided for by the Plan. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as reported by the NASDAQ Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the investment date.

In the case of shares (including any fractional share) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions.  Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero. To the extent that excess distributions exceed the tax basis in your shares and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above. Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the shares are credited to your account.

Tax Consequences of Optional Cash Payments. Participants who choose to purchase additional shares by electing optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as reported by the NASDAQ Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the investment date. Any such distributions will be subject to tax in accordance with the rules described above under “—Tax Consequences of Dividend Reinvestment.”  The tax treatment of participants who purchase shares by electing optional cash purchases or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the Service has indicated in certain private letter rulings, that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. Private letter rulings are not binding on the Service and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless, such rulings often reflect the current thinking of the Service. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

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The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

Tax Consequences of Dispositions. You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.   Under certain circumstances described below, we, or the Plan Administrator may be required to deduct “backup withholding” on distributions paid to a shareholder, regardless of whether those distributions are reinvested. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if (1) the participant has failed to properly furnish us and the Plan Administrator with the participant’s taxpayer identification number; (2) the Service notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the Service notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to the participant; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a tax payment credited on such participant’s federal income tax return.

The Plan Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. This information will also be furnished to the Service to the extent required by law.

OTHER INFORMATION

27.	What happens if I decide to sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Plan Administrator to terminate your participation in the Plan.

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28.	If MB Financial issues additional shares of common stock in connection with a stock dividend or a stock split, how will I receive the additional shares?

Any shares representing stock dividends or stock splits that we distribute on shares of our common stock that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

29.	How will I be able to vote the shares held in my Plan account?

The shares credited to your Plan account will be automatically added to the shares covered by the proxy provided to you with respect to your certificated and book entry form shares of common stock, and may be voted by you pursuant to such proxy.

30.	What are the responsibilities of MB Financial and of the Plan Administrator under the Plan?

Except as described below, the Plan Administrator has no responsibility with respect to the preparation or the contents of this Plan. Neither we nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) failure to terminate a participant’s account upon the participant’s death or adjudicated incompetence; (b) the prices and times at which shares of common stock are purchased or sold for the participant’s account or the terms under which such purchases or sales are made; or (c) fluctuations in the market value of our common stock. Neither we nor the Plan Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Plan Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

31.	Who interprets the Plan?

MB Financial and the Plan Administrator reserve the right to interpret the Plan, as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.

32.	May the Plan be changed or discontinued?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify, or terminate the Plan at any time. You will receive notification of any such suspension, material modification, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan.

33.	Who do I contact if I have questions about the Plan?

The Plan Administrator will answer any questions you have about buying or selling our common stock through the Plan or about any other Plan services. You may contact the Plan Administrator in the following ways:

•
Internet. You can enroll, obtain information, change the number of shares on which your dividends are to be paid in cash, and perform certain transactions on your account online via Investor ServiceDirect ® (ISD). New investors will need to establish a Personal Identification Number (PIN) when setting up their account. Existing stockholders will need to use the Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement, or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your IID and self-assigned PIN.

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•	To access Investor ServiceDirect®, please visit the BNY Mellon Shareowner Services website at: www.bnymellon.com/shareowner/isd.

•
Written Inquiries. You may make an e-mail inquiry by following the instructions on the Investor ServiceDirect website. Please address all other correspondence concerning the Plan to the Plan Administrator at the following address:

Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, IID, and a reference to MB Financial, Inc. on all correspondence.

•	Telephone Inquiries. The Plan Administrator may be reached directly by dialing:

1-866-241-9990 (dedicated number in the United States and Canada)
1-800-231-5469 (for the hearing impaired) (TDD)
1-201-680-6578 (outside of the United States and Canada)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

NOTE ABOUT FINANCIAL INTERMEDIARIES

We may grant requests for waiver of the Plan’s maximum monthly investment limit to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of such waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock, general economic and market conditions, expected aberration in the price or trading volume of our common stock, the potential disruption of our common stock price that may be caused by a financial intermediary, the number of shares of common stock held by the participant seeking a waiver, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If waiver requests are granted, a portion of the shares available for issuance under the Plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Financial intermediaries may purchase a significant portion of the shares of common stock issued under the Plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated as this time. Participants that are financial intermediaries that acquire shares of our common stock under the Plan with a view to distribution of such shares or that offer or sell shares in connection with the Plan may be deemed underwriters within the meaning of the Securities Act and may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act.  We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

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From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price, if any, of common stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.  The Plan is intended for the benefit of our current and prospective investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PROSPECTUS

MB FINANCIAL, INC.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders referred to in this prospectus or identified by us in the future.  To the extent not described in this prospectus, we will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MBFI.”

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 3.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December19, 2008

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “MB Financial,” “we,” “us,” “our,” or similar references mean MB Financial, Inc. and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell any combination of the securities identified in this prospectus in one or more offerings.  Each time we offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities.  In addition, under this shelf registration process, selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.

If there is any inconsistency between the information in this prospectus (including the information incorporated by reference therein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement and pricing supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

·           our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-24566-01);

·           our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (File No. 000-24566-01)

·           our Current Reports on Form 8-K filed on January 14, 2008, February 25, 2008, July 28, 2008 and December 8, 2008 (File No. 000-24566-01); and

·           the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018
(847) 653-1992
Attention: Doria L. Koros, Vice President and Secretary

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement or pricing supplement. Neither we, nor any selling securityholders, underwriters, dealers or agents, have authorized anyone else to provide you with different information. We and the selling securityholders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.  These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or pricing supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, any prospectus supplement or any document incorporated herein by reference, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the financial services industry; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

PROSPECTUS SUMMARY

This summary highlights selected information about us and a general description of the securities that may be offered by this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

MB Financial, Inc.

MB Financial, Inc., a Maryland corporation, is a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Our primary market is the Chicago metropolitan area, in which we operate over 70 banking offices through our bank subsidiary, MB Financial Bank, N.A.  MB Financial Bank also has one banking office in the city of Philadelphia, Pennsylvania.  Through MB Financial Bank, we offer a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that we serve.  Our primary lines of business consist of commercial banking, retail banking and wealth management.   As of September 30, 2008, we had total assets of $8.4 billion, deposits of $6.4 billion, stockholders’ equity of $886.9 million, an asset management and trust department with approximately $3.5 billion in assets under management, including approximately $611.5 million that represents our own investment accounts under management.

Securities That May Be Offered

We and the selling securityholders may use this prospectus to offer common stock, preferred stock, depositary shares, warrants, purchase contracts or units in one or more offerings.  A prospectus supplement, which we will provide for each such offering, will describe the amounts, prices and detailed terms of the securities, to the extent not described in this prospectus, and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus and the documents incorporated by reference.  Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We and the selling securityholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.  The common stock, preferred stock, depositary shares and warrants that may be sold by selling securityholders include, but are not limited to, our securities described below under “—Securities Relating to TARP Capital Purchase Program.”

Common Stock

We and the selling securityholders may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We and the selling securityholders may sell shares of our preferred stock in one or more series.  In a prospectus supplement, to the extent not described in this prospectus, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We and the selling securityholders may sell warrants to purchase shares of preferred stock or shares of our common stock. In a prospectus supplement, to the extent not described in this prospectus, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our preferred stock, depositary shares or common stock; securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Securities Relating to TARP Capital Purchase Program

On December 5, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), we sold to Treasury 196,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share (the “Treasury Warrant”), subject to adjustment as described under “Description of Treasury Warrant.”  The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (the “Treasury Warrant Shares”).  This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock (“Series A Depositary Shares”), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury.  See “Selling Securityholders.”  The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated into this prospectus by reference.  See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sales of the securities offered by this prospectus as set forth in the applicable prospectus supplement.  We will not receive the proceeds from any sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical consolidated ratios of earnings to fixed charges for the periods indicated, both including and excluding interest on deposits, are set forth in the table below.  During all periods presented below, we had no shares of preferred stock outstanding.  The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes and fixed charges by (ii) total fixed charges. For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense and fixed charges including interest on deposits represents interest on deposits plus interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense.

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges

Excluding interest on deposits	2.07	2.42	2.97	3.89	6.34	6.68
Including interest on deposits	1.25	1.35	1.48	1.82	2.29	2.16

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

·             50,000,000 shares of common stock, par value $.01 per share; and

·             1,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  Our charter provides by its terms that it may be amended by action of our Board of Directors without a stockholder vote to change the number of shares of authorized capital stock.  As of December 12, 2008, there were 35,008,257 shares of our common stock issued and outstanding and 196,000 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common Stock

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to preferences to which holders of the Series A Preferred Stock and any other shares of preferred or other stock then outstanding may be entitled, holders of our common stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred or other stock then outstanding.  Holders of our common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to our common stock.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock (see “Description of Series A Preferred Stock”) and the shares of any other series of preferred or other stock that we may issue in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury.  The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock (we currently pay a quarterly dividend on our common stock of $0.18 per share) or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A Preferred Stock, or trust preferred securities.

Preferred Stock-General

The following summary contains a description of the general terms of the preferred stock that we may issue, other than the Series A Preferred Stock, the terms of which are described under “Description of Series A Preferred Stock.”  The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

Overview.  We are currently authorized under our charter to issue up to 1,000,000 shares of preferred stock, par value $0.01, in one or more series.  Our Board of Directors may issue at any time, and from time to time, shares of preferred stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the Board resolution providing for the issuance.  Therefore, without stockholder approval (except as provided under the terms of the Series A Preferred Stock (see “Description of Series A Preferred Stock”) or as may be required by the rules of The NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.  See “—Anti-Takeover Effects – Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock or, in the case of the Series A Preferred Stock, as described under “Description of Series A Preferred Stock.” You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

·             the designation of the series of preferred stock and the number of shares offered;

·             the amount of liquidation preference per share, if any;

·             the price at which the preferred stock will be issued;

·             the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

·             any listing of the preferred stock being offered on any securities exchange or other securities market;

·             any voting rights;

·             any redemption or sinking fund provisions;

·             any conversion provisions;

·             whether interests in the preferred stock being offered will be represented by depositary shares; and

·             any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.  Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon our liquidation, winding up and dissolution, rank:

·             senior to our common stock and all classes and series of other stock issued by us the terms of which specifically provide that such other stock will rank junior to the preferred stock (referred to as the “junior securities”);

·             equally with all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank equally with the preferred stock (referred to as the “parity securities”); and

·             junior to all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank senior to the preferred stock.

Dividends.  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation.  If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption.  We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock.  In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our Board of Directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter.

Series A Preferred Stock

For a description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock.”

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares.  Our charter currently authorizes the issuance of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.  Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval.  In addition, our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized.  The unissued shares of stock the Board is authorized to issue provide our Board with as much flexibility as possible to effect financings, acquisitions and other transactions.  However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duties, to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred or other stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred or other stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks to acquire control of us.

Voting Limitation.   Our charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of our common stock from voting shares in excess of this limit.  This provision would limit the voting power of a beneficial owner of more than 14.9% of the outstanding shares of our common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could decide to become subject to the Maryland control share acquisition statute by amending our bylaws to eliminate the opt-out provision.  See “—Amendment of Charter and Bylaws.”

Board of Directors.  Except with respect to any directors who may be elected by the holders of any class or series of preferred or other stock, our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable.  Our charter provides that stockholders may not cumulate their votes in the election of directors.

Our charter provides that we will have the number of directors fixed from time to time by our Board of Directors by a vote of a majority of the Board.  MB Financial, Inc. currently has ten directors.  Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred or other stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred.  Our charter further provides that, subject to the rights of the holders of any series of preferred or other stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.  See “Description of Series A Preferred Stock—Voting Rights.”

Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called by our Board of Directors by vote of a majority of the whole Board (meaning the total number of directors we would have if there were no vacancies on the Board).  Our bylaws also provide that a special meeting of stockholders shall be called by on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting.  Our bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each stockholder entitled to vote on the matter. The bylaws also provide that, unless our charter provides otherwise, the holders of any class of our stock, other than common stock, that is entitled to vote generally in the election of directors may act by written consent without a meeting if the consent is signed by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

Business Combinations With Certain Persons.  Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of MB Financial, Inc. require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 14.9% stockholder of MB Financial, Inc. or who is an affiliate of MB Financial, Inc. and at any time within the past two years was a greater than 14.9% stockholder of MB Financial, Inc.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We have opted-out of the Maryland business combination statute through a provision in our charter.

Prevention of Greenmail.  Our charter generally prohibits us from acquiring any of our own equity securities from a beneficial owner of 5% or more of our voting stock unless: (i) the acquisition is approved by the holders of at least 80% of our voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by us or a subsidiary of ours to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of our Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of our common stock and is approved by a majority of our Board of Directors, including a majority of the disinterested directors.

Amendment of Charter and Bylaws.   Our charter generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our common stock.  The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 14.9% stockholders; stockholder action by written consent; the calling of special stockholders’ meetings; the number, classification, election and removal of directors; certain business combinations with greater than 14.9% stockholders; the prevention of greenmail; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the charter and bylaws.  Our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.

Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions.   Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by MB Financial no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Transfer Agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF SERIES A PREFERRED STOCK

This section summarizes specific terms and provisions of the Series A Preferred Stock.  The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 196,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Series A Preferred Stock has no maturity date.  We issued the shares of Series A Preferred Stock to Treasury on December 5, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $196.0 million.  Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.  See “Description of Depositary Shares—Series A Depositary Shares.”

Dividends

Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 5, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.  Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend.

Dividends on the Series A Preferred Stock will be cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.  There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends.  So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc., in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of our assets or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on unpaid dividends).  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of us with another entity nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Redemption and Repurchases

Subject to the prior approval of the Federal Reserve, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends (including dividends accrued on unpaid dividends) to but excluding the date of redemption, provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor.  The “Minimum Amount” means $49.0 million plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury.  A “Qualified Equity Offering” is defined as the sale for cash by MB Financial, Inc. (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of MB Financial, Inc. will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as Preferred Director who would cause us to violate any corporate governance requirements of the NASDAQ Stock Market or any other securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter.  We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

·             amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of MB Financial, Inc.; or

·             amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

·             consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of MB Financial, Inc. with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which MB Financial, Inc. is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

We or the selling securityholders may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the anticipated material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement and except as may be provided otherwise under the terms of any depositary arrangement entered into for the Series A Preferred Stock.  See “—Series A Depositary Shares.”  This description is subject to, and qualified in its entirety by reference to, all provisions of the applicable deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company or an affiliate of a bank or trust company  we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the applicable deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the applicable deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

·             all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

·             there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the applicable deposit agreement. Our obligations and the obligations of the preferred stock depositary under the applicable deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Series A Depositary Shares

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued (sometimes referred to in this prospectus as the “Series A Depositary Shares”).  The Shares of Series A Preferred Stock would be held by a depositary reasonably acceptable to Treasury.  The fractional amount per share of Series A Preferred Stock and the specific terms of the depositary arrangement would be described in a prospectus supplement.  The actual terms of any such depositary arrangement for the Series A Preferred Stock would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus.   See “Where You Can Find More Information.”

DESCRIPTION OF WARRANTS-GENERAL

We may issue warrants for the purchase shares of common stock or preferred stock or depositary shares.  Warrants may be issued independently or together with any shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants.  Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

While the warrants covered by this prospectus include the warrant we issued to Treasury as part of the TARP Capital Purchase Program, the description in this section is not applicable to that warrant.  For a description of the warrant we issued to Treasury, see “Description of Treasury Warrant.”

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

·             the offering price;

·             the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

·             the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

·             if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

·             the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

·             whether the warrants will be issued in registered or bearer form; and

·             any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by us, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including:

·             the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

·             a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

·             any other event described in the applicable prospectus supplement.

No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.  In case of any consolidation, merger, or sale or conveyance of the property of MB Financial, Inc. as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF TREASURY WARRANT

This section summarizes specific terms and provisions of the warrant we issued to Treasury on December 5, 2008 concurrent with our sale to Treasury of 196,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program (the “Treasury Warrant”). The description of the Treasury Warrant contained in this section is qualified in its entirety by the actual terms of the Treasury Warrant, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Treasury Warrant gives the holder the right to initially purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share.  Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the Treasury Warrant is immediately exercisable and expires on December 5, 2018.  The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the Treasury Warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the Treasury Warrant holder consent, in cash.

Possible Reduction in Number of Shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under “Description of Series A Preferred Stock-Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $196.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the Treasury Warrant then held by Treasury will be reduced by 50%.  The number of shares subject to the Treasury Warrant are subject to further adjustment as described below under “—Other Adjustments.”

Transferability

The Treasury Warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the Treasury Warrant with respect to one-half of the shares underlying the Treasury Warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $196.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Treasury Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Treasury Warrant.  This does not apply to any other person who acquires any portion of the Treasury Warrant, or the shares of common stock underlying the Treasury Warrant, from Treasury.  Our charter provides, however, that any person who beneficially owns shares of our common stock in excess of 14.9% of the outstanding shares may not vote the excess shares.  See “Description of Capital Stock—Anti-Takeover Effects-Voting Limitation.”

Other Adjustments

The exercise price of the Treasury Warrant and the number of shares underlying the Treasury Warrant automatically adjust upon the following events:

·             any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

·             until the earlier of (i) the date on which Treasury no longer holds any portion of the Treasury Warrant and (ii) December 5, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

·             a pro rata repurchase by us of our common stock; or

·             a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the Treasury Warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the right of the holder of the Treasury Warrant to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the holder of the Treasury Warrant will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders

The warrant does not entitle its holder to any of the rights of a stockholder of MB Financial, Inc. prior to exercise.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

·             preferred stock, depositary shares or common stock;

·             securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

·             currencies; or

·             commodities.

The price price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

·             whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

·             whether the purchase contracts are to be prepaid or not;

·             whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

·             any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

·             whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other types of securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

·             the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

·             any additional terms of the agreement governing the units;

·             any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units; and

·             whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Warrants-General” and “Description of Capital Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

On December 5, 2008, pursuant to the TARP Capital Purchase Program, we sold to Treasury 196,000 shares of our Series A Preferred Stock, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury the Treasury Warrant, a ten-year warrant to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share, subject to adjustment as described under “Description of Treasury Warrant.”  The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (sometimes referred to in this prospectus as the “Treasury Warrant Shares”).  This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock (sometimes referred to in this prospectus as the “Series A Depositary Shares”), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury (a “Treasury Transferee”).  The Series A Preferred Stock, Series A Depositary Shares, Treasury Warrant and Treasury Warrant Shares are collectively referred to below as the “TARP Securities.”

The selling securityholders may include (i) with respect to the TARP Securities, Treasury and any Treasury Transferee holding TARP Securities and (ii) with respect to any other securities covered by this prospectus, such other persons as we may identify in the future as selling securityholders in the applicable prospectus supplement.  Treasury is required to notify us in writing of any transfer of its registration rights within ten days after the transfer, including the name and address of the Treasury Transferee(s) and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer.  We therefore believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of Series A Preferred Stock and the entire amount of the Treasury Warrant (none of which has been exercised).

Accordingly, the securities to be offered under this prospectus for the account of Treasury and any Treasury Transferees as selling securityholders are:

·             196,000 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, Series A Depositary Shares evidencing fractional share interests in such shares of Series A Preferred Stock;

·             the Treasury Warrant, constituting a ten-year warrant to purchase 1,012,048 shares of our common stock at an exercise price of $29.05 per share, subject to adjustment as described under “Description of Treasury Warrant”; and

·             the 1,012,048 shares of our common stock issuable upon exercise of the Treasury Warrant (subject to adjustment as noted in the immediately preceding bullet point), which shares, if issued, would represent ownership of approximately 2.9% of our common stock outstanding as of December 12, 2008.

For purposes of this prospectus, we have assumed that, after completion of a resale offering of TARP Securities covered by this prospectus, none of the TARP Securities will be held by Treasury or any Treasury Transferee.

We do not know when or in what amounts the selling securityholders may offer the securities covered by this prospectus for sale.  The selling securityholders might not sell any of the securities covered by this prospectus. Because, to our knowledge, no sale of any of the securities covered by this prospectus is currently subject to any agreements, arrangements or understandings with a selling securityholder, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of any resale offering utilizing this prospectus.

The only potential selling securityholder whose identity we are currently aware of is Treasury.  Other than with respect to Treasury’s acquisition of the Series A Preferred Stock and the Treasury Warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and the applicable prospectus supplement:

·             to the public through underwriters;

·             through dealers;

·             through agents; or

·             directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

·             at a fixed price, or prices, which may be changed from time to time;

·             at market prices prevailing at the time of sale;

·             at prices related to such prevailing market prices; or

·             at negotiated prices.

The applicable prospectus supplement will describe the method of distribution of the securities and any applicable restrictions, as well as the terms of the offering, including the following:

·             the name of the agent or the name or names of any underwriters;

·             the public offering or purchase price;

·             any discounts and commissions to be allowed or paid to the agent or underwriters;

·             all other items constituting underwriting compensation;

·             any discounts and commissions to be allowed or paid to dealers; and

·             any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the applicable prospectus supplement may be entitled to indemnification from us against some types of liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which they may be required to make with respect to such liabilities, as well as reimbursement for some types of expenses.  Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and the applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may use this prospectus to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiary will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement, including short sale transactions.  In that event, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     In connection with an offering of securities, underwriters may purchase and sell the securities covered by this prospectus in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued without notice at any time.

The securities covered by this prospectus may also be sold from time to time by our securityholders. The selling securityholders and their successors, including their transferees, may sell their securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the securities. In the case of sales by selling securityholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling securityholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling securityholders in a prospectus supplement and provide the principal terms of the agreement between the selling securityholders and the underwriters, dealers or agents.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold by selling securityholders under Rule 144 rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts or commissions under the Securities Act of 1933. Any selling securityholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be obligated to comply with the provisions of the Exchange Act and its rules relating to stock manipulation, particularly Regulation M.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the TARP Securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder with respect to such securities will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders with respect to the TARP Securities against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or such selling securityholders will be entitled to contribution.  We may enter into similar indemnification arrangements with selling securityholders with respect to securities other than the TARP Securities.  We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of TARP Securities covered by this prospectus.  We may enter into similar lock-up arrangements with respect to securities other than the TARP Securities, whether in connection with an offering by us or by selling securityholders.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by Treasury.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by our counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C.   Any underwriters will be represented by their own legal counsel.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.